EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact for HomeTrust Bancshares, Inc.:	Dana L. Stonestreet
President and Chief Executive Officer
(828) 259-3939

Contact for Bank of Commerce:	Wesley W. Sturges
President and Chief Executive Officer
(704) 971-7000

HOMETRUST BANCSHARES, INC. AND BANK OF COMMERCE
ANNOUNCE SHAREHOLDER AND REGULATORY APPROVAL
OF SHARE EXCHANGE AND MERGER

Asheville, NC and Charlotte, NC, June 30, 2014 — HomeTrust Bancshares, Inc. (“HomeTrust”) (NASDAQ:HTBI), the parent company of HomeTrust Bank (the “Bank”), and Bank of Commerce (BONC.OB) jointly announced today that Bank of Commerce’s shareholders have overwhelmingly approved the previously announced share exchange. In addition, all regulatory approvals required for the share exchange and the subsequent merger of Bank of Commerce with and into the Bank have been received. Under the terms of the definitive agreement, Bank of Commerce shareholders will receive $6.25 per share in cash consideration, representing approximately $10.1 million of aggregate deal consideration. In addition, all $3.2 million of Bank of Commerce’s preferred stock will be redeemed. The share exchange, redemption of the preferred stock and merger are each expected to close on July 31, 2014, subject to the satisfaction of customary closing conditions. Upon the completion of the merger, HomeTrust will have approximately $2.2 billion in assets.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. HomeTrust currently has assets of $2.1 billion. The Bank, founded in 1926, is a community-focused financial institution committed to providing value added community banking through its 34 offices in North Carolina (including the Asheville metropolitan area and the “Piedmont” region), South Carolina (Greenville), and East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown). The Bank is the 8th largest community bank headquartered in North Carolina.

On May 31, 2014, HomeTrust completed its acquisition of Jefferson Bancshares, Inc. (NASDAQ:JFBI) based in Morristown, TN.  This acquisition added approximately $494 million in assets, $342 million in loans, and $377 million in deposits along with twelve branch office locations across East Tennessee.

On June 10, 2014, HomeTrust announced that the Bank entered into an agreement to purchase the branch banking operations of ten locations in Virginia and North Carolina from Bank of America Corporation. Six of the branches are located in Roanoke Valley, two in Danville, one in Martinsville, Virginia, and one in Eden, North Carolina. The acquisition will add approximately $504 million of deposits. In addition to the branches, the Bank will acquire a small amount of loans as part of the transaction. The Bank expects the purchase to close in the fourth calendar quarter of this year, following approval by regulators and satisfaction of customary closing conditions.

About Bank of Commerce

Bank of Commerce is a North Carolina chartered banking institution headquartered in Charlotte, NC. Since inception in 2006, Bank of Commerce has served the needs of independently owned businesses in the Charlotte, N.C. area from its midtown Charlotte office located at 100 Queens Road. More information about Bank of Commerce can be found at its website: www.bankofcommercenc.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from the acquisition of Jefferson Bancshares, Inc. and the pending acquisitions of Bank of Commerce and the   10 branch banking operations of Bank of America (“acquisitions”) might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.